EXHIBIT 4.2

                FORM OF STOCK OPTION AGREEMENT TO BE ENTERED INTO
                     WITH RESPECT TO INCENTIVE STOCK OPTIONS

                             STOCK OPTION AGREEMENT

                  FOR INCENTIVE STOCK OPTIONS UNDER SECTION 422
                          OF THE INTERNAL REVENUE CODE
                                 PURSUANT TO THE
                         CARNEGIE FINANCIAL CORPORATION
                             1999 STOCK OPTION PLAN

                           FOR OFFICERS AND EMPLOYEES

     STOCK OPTIONS for a total of _____________ shares of Common Stock of Carnegie Financial Corporation (the "Company"), which Option is intended to qualify as an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended, is hereby granted to _______________, (the "Optionee"), at the price determined as provided in, and in all respects subject to the terms, definitions and provisions of the 1999 Stock Option Plan (the "Plan") adopted by the Company which is incorporated by reference herein, receipt of which is hereby acknowledged.

         1. Option Price. The Option price is $________ for each Share, being 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

         2. Exercises of Option. This Option shall be exercisable in accordance with provisions of the Plan, provided the holder of such Option is an employee, director or director emeritus of the Company as of such date, as follows:

                  (a)      Schedule of Rights to Exercise.

                                                          Percentage of Total
                                                                Shares
                                                           Awarded Which Are
                                                             Exercisable/
                                Date     Options            Non-forfeitable

Upon grant...............................   0                     0%
As of January 11, 2000...................  _____                  20%
As of January 11, 2001...................  _____                  40%
As of January 11, 2002...................  _____                  60%
As of January 11, 2003...................  _____                  80%
As of January 11, 2004...................  _____                 100%

         Options awarded to the Optionee shall continue to vest annually during such period that he serves as an employee, director or director emeritus of Carnegie Savings Bank or the Company. Notwithstanding any provisions in this
Section 2, in no event shall this Option be exercisable prior to six months following the date of grant. Options shall be 100% vested and exercisable upon the death or disability of the Optionee, or upon a Change in Control of the Company, subject to limitations under applicable regulations and policies of the Office of Thrift Supervision.

                  (b) Method of Exercise. This Option shall be exercisable by a written notice which shall:

                            (i) State the election to exercise the Option, the number of Shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such Shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

                           (ii) Contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

                          (iii) Be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

                           (iv) Be in writing and delivered in person or by certified mail to the Treasurer of the Company.

         Payment of the purchase price of any Shares with respect to which the Option is being exercised shall be by certified or bank cashier's or teller's check. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

                  (c) Restrictions on Exercise. This Option may not be exercised if the issuance of the Shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

         3. Non-transferability of Option. This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

         4. Term of Option. This Option may not be exercised more than ten (10) years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

         5. Related Matters. Notwithstanding anything herein to the contrary, additional conditions or restrictions related to such Options may be contained in the Plan or the resolutions of the Plan Committee authorizing such grant of Options.


                                  Carnegie Financial Corporation



Date of Grant:_________________   By:________________________________



Attest:



_________________________





[SEAL]

                      INCENTIVE STOCK OPTION EXERCISE FORM

                                 PURSUANT TO THE
                         CARNEGIE FINANCIAL CORPORATION
                             1999 STOCK OPTION PLAN


                                                            _________
                                                               (Date)


Carnegie Financial Corporation
17 West Mall Plaza
Carnegie, Pennsylvania  15106

Dear Sir:

     The undersigned elects to exercise the Incentive Stock Option to purchase _____________ shares of Common Stock of Carnegie Financial Corporation under and pursuant to a Stock Option Agreement dated ________________.

     Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.


                              $_______________       of cash or check
                               _______________       of Common Stock
                              $                      Total
                               ===============


         The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

         Name_______________________________________

         Address____________________________________

         Social Security Number_____________________

                                          Very truly yours,



                                          ___________________________